 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated November 21, 2024 in the Amendment No. 1 to the Registration Statement (File No. 333-282247) and related Prospectus of Guggenheim Defined Portfolios, Series 2454.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

November 21, 2024